Thornburg Investment Trust 485BPOS

Exhibit 99.(h)(8)

AMENDMENT TO AGREEMENT TO WAIVE FEES AND REIMBURSE EXPENSES

OF CERTAIN FUNDS OF THORNBURG INVESTMENT TRUST

This Amendment, dated effective as of September 30, 2020, (the “Amendment”), amends the Agreement to Waive Fees and Reimburse Expenses of Certain Funds of Thornburg Investment Trust, which was effective February 1, 2020, as previously amended (the “Agreement”), between Thornburg Investment Trust (the “Trust”) and Thornburg Investment Management, Inc. (the “Advisor”).

WHEREAS, pursuant to the Agreement, the Advisor has agreed to waive certain fees or reimburse certain expenses of specific series of the Trust and classes of shares thereof, to the extent necessary to reduce the annualized operating expenses of those series and classes of shares (excluding certain categories of expenses described in the first sentence of paragraph 3 of the Agreement) to the percentage rates reflected in Schedule A of the Agreement; and

WHEREAS, the Advisor has agreed to additional reductions in the annualized operating expenses of certain series and classes of shares, extensions of the period of time for which the fee waivers and expense reimbursements will remain in place for certain series and classes of shares, and new fee waivers and expense reimbursements relating to the Class C2 shares of the Thornburg Intermediate Municipal Fund and the Thornburg California Limited Term Municipal Fund, all as described herein;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Trust and the Advisor hereby agree to amend the Agreement as follows:

1.       Commencing on September 30, 2020, Schedule A of the Agreement is revised to reflect the following new annualized operating expense levels:

Fund and Share Class	Total Operating Expense

Thornburg Intermediate Municipal Fund – Class C2	1.14%

Thornburg California Limited Term Municipal Fund – Class C2	1.02%

Thornburg Ultra Short Income Fund – Class A	0.50%

Thornburg Ultra Short Income Fund – Class C	0.30%

Thornburg Value Fund – Class A	1.18%

Thornburg Value Fund – Class C	2.04%

Thornburg Value Fund – Class I	0.84%

Thornburg Value Fund – Class R3	1.20%

Thornburg Value Fund – Class R4	1.10%

Thornburg Value Fund – Class R5	0.84%

Thornburg Core Growth Fund – Class A	1.20%

Thornburg Core Growth Fund – Class C	2.03%

Thornburg Core Growth Fund – Class I	0.84%

Thornburg Core Growth Fund – Class R3	1.35%

Thornburg Core Growth Fund – Class R4	1.25%

Thornburg Core Growth Fund – Class R5	0.84%

2.       The Advisor’s obligation to waive fees and reimburse expenses to the extent necessary to reduce the annualized operating expenses of the following Funds and share classes to the levels set forth in Schedule A, as revised by Section 1 above, shall continue through September 30, 2021, the date on which the Advisor ceases to offer such Fund or share class, or the date upon which the Advisor ceases to be the investment advisor for such Fund, whichever occurs sooner: (a) Thornburg Short Duration Municipal Fund Classes A and I; (b) Thornburg Intermediate Municipal Fund Classes A, C, C2, and I; (c) Thornburg California Limited Term Municipal Fund Classes A, C, C2, and I; (d) Thornburg Ultra Short Income Fund Classes A and I; and (f) Thornburg Limited Term Income Fund Class I.

3.       The Advisor’s obligation to waive fees and reimburse expenses to the extent necessary to reduce the annualized operating expenses of the Class A, C, I, R3, R4, and R5 shares of the Thornburg Value Fund and Thornburg Core Growth Fund to the levels set forth in Section 1 above shall continue through January 31, 2022.

4.       Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

THORNBURG INVESTMENT MANAGEMENT, INC.		THORNBURG INVESTMENT TRUST

By:	/s/ Nimish S. Bhatt	By:	/s/ Curtis Holloway
Print Name:	Nimish S. Bhatt	Print Name:	Curtis Holloway
Title:	Chief Financial Officer	Title:	Treasurer